Exhibit 99.1

GUESS?, INC. REPORTS FISCAL YEAR 2023 FOURTH QUARTER RESULTS

Fourth Quarter Fiscal 2023 Results:
Revenues Reached $818 Million, Up 2% in U.S. Dollars and Up 8% in Constant Currency
Delivered Operating Margin of 12.7%; Adjusted Operating Margin of 13.1%
EPS of $1.42 and Adjusted EPS of $1.74

Full Fiscal Year 2023 Results:
Revenues Reached $2.7 Billion, Up 4% in U.S. Dollars and Up 12% in Constant Currency
Delivered Operating Margin of 9.2%; Adjusted Operating Margin of 9.8%
EPS of $2.18 and Adjusted EPS of $2.74

Full Fiscal Year 2024 Outlook:
Expects Revenue Growth between 1.0% and 3.0% in U.S. Dollars and
Operating Margin between 8.0% and 9.0%
Expects GAAP EPS between $2.08 and $2.36 and Adjusted EPS between $2.45 and $2.80

LOS ANGELES, March 14, 2023 - Guess?, Inc. (NYSE: GES) today reported financial results for its fourth quarter ended January 28, 2023.

Carlos Alberini, Chief Executive Officer, commented, “We are very pleased with our fourth quarter performance, which exceeded our expectations. Our revenue growth in the period reached 2% in US dollars and 8% in constant currency, driven by strong results in Europe. This performance contributed to better than expected adjusted operating profit and improved earnings per share. This performance caps a strong year for our Company despite the challenging market conditions we faced. In fact, this year currency fluctuations consumed $62 million of operating profit and 140 basis points of operating margin. We delivered top line growth of 4% in US dollars and 12% in constant currency and achieved GAAP and adjusted operating margins of 9.2% and 9.8%, respectively. We are very proud of our teams, who managed the business well and navigated through a difficult environment very effectively.”

Paul Marciano, Co-Founder and Chief Creative Officer, commented, “During the last three years, we have transformed our Company. This is an ongoing project centered on the elevation of our brands. We continue to work on making our product better every day, investing constantly to increase the quality of our products across all categories with a strong focus on sustainability. Our customers continue to respond well to our collections and it is clear that our marketing efforts are paying off. Our brand momentum is strong and we are well positioned in the marketplace to continue to gain market share.”

Mr. Alberini concluded, “For fiscal year 2024, we are taking a prudent approach to our outlook and expect a low single digit revenue growth, a solid profit performance and strong cash flow generation. We have a powerful business model that is highly diversified and a strong capital structure that can be further leveraged with growth. We have a great team that is managing our business well and is striving to capture growth opportunities and deliver strong value for our shareholders.”

Non-GAAP Information

This press release contains non-GAAP financial measures, including certain adjusted results of operations and outlook measures, constant currency information and free cash flow measures. See the heading “Presentation of Non-GAAP Information” for further information and the accompanying tables for a reconciliation to the comparable GAAP financial measure.
Fourth Quarter Fiscal 2023 Results
For the fourth quarter of the fiscal year ended January 28, 2023 (“fiscal 2023”), the Company recorded GAAP net earnings of $95.8 million, a 40.1% increase from $68.4 million for the same prior-year quarter. GAAP diluted net earnings per share (“EPS”) increased 36.5% to $1.42 for the fourth quarter of fiscal 2023, compared to $1.04 for the same prior-year quarter. The Company estimates a positive impact from its share buybacks of $0.18 and a negative impact from currency of $0.11 on GAAP diluted EPS in the fourth quarter of fiscal 2023 when compared to the same prior-year quarter.
For the fourth quarter of fiscal 2023, the Company’s adjusted net earnings were $98.2 million, a 30.6% increase from $75.2 million for the same prior-year quarter. Adjusted diluted EPS increased 52.6% to $1.74, compared to $1.14 for the same prior-year quarter. The Company estimates a positive impact from its share buybacks of $0.27 and a negative impact from currency of $0.13 on adjusted diluted EPS in the fourth quarter of fiscal 2023 when compared to the same prior-year quarter.
Net Revenue. Total net revenue for the fourth quarter of fiscal 2023 increased 2% to $817.8 million from $799.9 million in the same prior-year quarter. In constant currency, net revenue increased by 8%.
•Americas Retail revenues decreased 1% in both U.S. dollars and constant currency. Retail comp sales, including e-commerce, remained relatively flat in U.S. dollars and constant currency.
•Americas Wholesale revenues decreased 27% in both U.S. dollars and constant currency.
•Europe revenues increased 10% in U.S. dollars and 20% in constant currency. Retail comp sales, including e-commerce, increased 1% in U.S. dollars and increased 10% in constant currency.
•Asia revenues decreased 8% in U.S. dollars and increased 1% in constant currency. Retail comp sales, including e-commerce, decreased 8% in U.S. dollars and increased 1% in constant currency.
•Licensing revenues decreased 8% in U.S. dollars and constant currency.
Earnings from Operations. GAAP earnings from operations for the fourth quarter of fiscal 2023 decreased 17% to $103.6 million (including $4.3 million in non-cash impairment charges taken on certain long-lived store related assets, $0.6 million net gains on lease modifications and an $8.0 million unfavorable currency translation impact), from $125.4 million (including $0.1 million in non-cash impairment charges taken on certain long-lived store related assets and $0.7 million net gains on lease modifications) in the same prior-year quarter. GAAP operating margin in the fourth quarter of fiscal 2023 decreased 3.0% to 12.7%, from 15.7% for the same prior-year quarter, driven primarily by the unfavorable impact of currency, higher costs, lower government subsidies compared to the same prior-year quarter and higher markdowns, partially offset by leveraging of expenses. The negative impact of currency on operating margin for the quarter was approximately 160 basis points.
For the fourth quarter of fiscal 2023, adjusted earnings from operations decreased 14% to $107.5 million, from $125.7 million in the same prior-year quarter. Adjusted operating margin decreased 2.6% to 13.1%, from 15.7% for the same prior-year quarter, driven primarily by the unfavorable impact of currency, higher costs, lower government subsidies compared to the same prior-year quarter and higher markdowns, partially offset by leveraging of expenses.
•Operating margin for the Company’s Americas Retail segment decreased 1.8% to 15.4% in the fourth quarter of fiscal 2023, from 17.2% in the same prior-year quarter, driven primarily by the unfavorable impact from higher markdowns, partially offset by higher initial markups.
•Operating margin for the Company’s Americas Wholesale segment decreased 4.5% to 20.9% in the fourth quarter of fiscal 2023, from 25.4% in the same prior-year quarter, due primarily to higher expenses and the unfavorable impact of lower revenues.
•Operating margin for the Company’s Europe segment decreased 2.6% to 16.0% in the fourth quarter of fiscal 2023, from 18.6% in the same prior-year quarter, driven primarily by the unfavorable impact of currency, lower government subsidies compared to the same prior-year quarter and higher costs, partially offset by leveraging of expenses.
•Operating margin for the Company’s Asia segment decreased 3.7% to 2.8% in the fourth quarter of fiscal 2023, from 6.5% in the same prior-year quarter, driven primarily by unfavorable business mix and lower product margins.
•Operating margin for the Company’s Licensing segment decreased 2.3% to 88.2% in the fourth quarter of fiscal 2023, from 90.5% in the same prior-year quarter, mainly due to higher costs and deleveraging of expenses.
Other expense (income), net. Other income, net for the fourth quarter of fiscal 2023 was $0.9 million compared to other expense, net of $18.7 million for the same prior-year quarter. The change was primarily due to net unrealized and realized gains from foreign currency exposures and, to a lesser extent, net unrealized gains on the Company’s SERP-related assets, compared to net losses in the same prior-year quarter. This was partially offset by net mark-to-market losses on revaluation of foreign exchange currency contracts, compared to gains in the same prior-year period.
Full Year Fiscal 2023 Results
For fiscal 2023, the Company recorded GAAP net earnings of $149.6 million, a 12.7% decrease from $171.4 million for the same prior-year period (“fiscal 2022”). GAAP diluted EPS decreased 15.2% to $2.18 for fiscal 2023, compared to $2.57 during fiscal 2022. The Company estimates a positive impact from its share buybacks of $0.23 and a negative impact from currency of $0.63 on GAAP diluted EPS for fiscal 2023 when compared to fiscal 2022.
For fiscal 2023, the Company recorded adjusted net earnings of $161.1 million, a 17.3% decrease from $194.7 million for fiscal 2022. Adjusted diluted EPS decreased 6.2% to $2.74, compared to $2.92 for fiscal 2022. The Company estimates its share buybacks had a positive impact of $0.34 and currency had a negative impact of $0.73 on adjusted diluted EPS during fiscal 2023 when compared to fiscal 2022.
Net Revenue. Total net revenue for fiscal 2023 increased 4% to $2.69 billion, from $2.59 billion in fiscal 2022. In constant currency, net revenue increased by 12%.
•Americas Retail revenues remained consistent in U.S. dollars and increased 1% in constant currency. Retail comp sales, including e-commerce, decreased 1% in both U.S. dollars and constant currency.
•Americas Wholesale revenues increased 2% in U.S. dollars and 3% in constant currency.

•Europe revenues increased 6% in U.S. dollars and 21% in constant currency. Retail comp sales, including e-commerce, decreased 4% in U.S. dollars and increased 9% in constant currency.
•Asia revenues increased 1% in U.S. dollars and 12% in constant currency. Retail comp sales, including e-commerce, decreased 6% in U.S. dollars and increased 4% in constant currency.
•Licensing revenues increased 7% in U.S. dollars and constant currency.
Earnings from Operations. GAAP earnings from operations for fiscal 2023 decreased 19% to $248.2 million (including $9.5 million in non-cash impairment charges taken on certain long-lived store related assets, $2.3 million net gains on lease modifications and a $33.6 million unfavorable currency translation impact), from $305.0 million (including $3.1 million in non-cash impairment charges taken on certain long-lived store related assets and $0.3 million net gains on lease modifications) in fiscal 2022. GAAP operating margin in fiscal 2023 decreased 2.6% to 9.2%, from 11.8% in fiscal 2022, driven primarily by higher expenses, including higher store labor costs, the unfavorable currency impact, higher markdowns and lower rent relief, partially offset by overall leveraging of expenses. The negative impact of currency on operating margin for fiscal 2023 was approximately 140 basis points.
For fiscal 2023, adjusted earnings from operations decreased 15% to $262.9 million, from $310.6 million in fiscal 2022. Adjusted operating margin decreased 2.2% to 9.8%, from 12.0% for fiscal 2022, driven primarily by higher costs, the unfavorable currency impact, higher markdowns and lower rent relief, partially offset by overall leveraging of expenses.
•Operating margin for the Company’s Americas Retail segment decreased 5.0% to 11.5% in fiscal 2023, from 16.5% in fiscal 2022, driven primarily by the unfavorable impact from higher markdowns, higher store labor costs and lower government subsidies compared to the prior year, partially offset by higher initial markups.
•Operating margin for the Company’s Americas Wholesale segment decreased 4.3% to 22.4% in fiscal 2023, from 26.7% in fiscal 2022, due primarily to higher markdowns and higher costs.
•Operating margin for the Company’s Europe segment decreased 1.9% to 11.6% in fiscal 2023, from 13.5% in fiscal 2022, driven primarily by unfavorable currency impact, lower initial markups and lower government subsidies compared to the prior year, partially offset by leveraging of expenses.
•Operating margin for the Company’s Asia segment decreased 0.3% to negative 2.0% in fiscal 2023 from negative 1.7% in fiscal 2022, due primarily to lower product margins, partially offset by leveraging of expenses.
•Operating margin for the Company’s Licensing segment decreased 2.0% to 89.1% in fiscal 2023, from 91.1% in fiscal 2022, mainly due to higher expenses.
Other expense, net. Other expense, net for fiscal 2023 was $39.8 million compared to $30.2 million in fiscal 2022. The change was primarily due to net mark-to-market losses on the revaluation of foreign exchange currency contracts and, to a lesser extent, net unrealized losses on our SERP-related assets, compared to net unrealized gains in fiscal 2022, partially offset by lower unrealized and realized losses from foreign currency exposures.

Outlook
The Company’s expectations for the first quarter and full fiscal year 2024 are as follows:

Outlook for Total Company[1]

	First Quarter of Fiscal 2024	Fiscal 2024

Consolidated net revenue in U.S. dollars	decrease between 7.0% and 6.0%	increase between 1.0% and 3.0%

GAAP operating margin	(1.2)% to (0.5)%	8.0% to 9.0%

GAAP diluted earnings (loss) per share	$(0.25) to $(0.19)	$2.08 to $2.36

Adjusted diluted earnings (loss) per share	$(0.31) to $(0.25)	$2.45 to $2.80
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See page 16 for footnotes.

A reconciliation of the Company’s outlook for GAAP diluted earnings (loss) per share to adjusted diluted earnings (loss) per share for the first quarter and fiscal 2024 is as follows:

Reconciliation of GAAP Outlook to Adjusted Outlook[1]

	First Quarter of Fiscal 2024	Fiscal 2024

GAAP diluted earnings (loss) per share	$(0.25) to $(0.19)	$2.08 to $2.36
Impact of convertible share dilution[2]	(0.06)	0.37 to 0.44
Adjusted diluted earnings (loss) per share	$(0.31) to $(0.25)	$2.45 to $2.80
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See page 16 for footnotes.

The Company’s expectations of the high end for the free cash flow outlook for the full fiscal year 2024 are as follows (in millions):

Free Cash Flow Outlook for Total Company[1]

Fiscal 2024

Net cash provided by operating activities	$230
Less: Purchases of property and equipment	(74)
Less: Payments for property and equipment under finance leases	(6)
Free cash flow	$150
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See page 16 for footnotes.

Dividend
The Company’s Board of Directors approved a quarterly cash dividend of $0.225 per share on the Company’s common stock. The dividend will be payable on April 14, 2023 to shareholders of record as of the close of business on March 29, 2023.
Share Repurchases
In March 2022, the Company entered into an accelerated share repurchase agreement (“ASR”), pursuant to which it received approximately 8.5 million shares of common stock for the $175.0 million notional amount of the ASR. Also, during fiscal 2023, the Company repurchased approximately 0.5 million shares of its common stock in open market transactions totaling $11.7 million. Combined, these transactions resulted in the repurchase of approximately 9.0 million shares for $186.7 million during fiscal 2023, all of which occurred during the six months ended July 30, 2022.
Presentation of Non-GAAP Information
The financial information presented in this release includes non-GAAP financial measures, such as adjusted results and outlook, constant currency financial information and free cash flows. The adjusted measures exclude the impact of certain professional service and legal fees and related (credits) costs, asset impairment charges, net (gains) losses on lease modifications, non-cash amortization of debt discount on the Company’s convertible senior notes, the related income tax effects of the foregoing items, the impact from changes in the income tax law on deferred income taxes in certain tax jurisdictions, net income tax settlements and adjustments to specific uncertain income tax positions, as well as certain discrete income tax adjustments related primarily to an intra-entity transfer of intellectual property rights from certain U.S. entities to a wholly-owned Swiss subsidiary, in each case where applicable. These non-GAAP measures are provided in addition to, and not as alternatives for, the Company’s reported GAAP results and outlook.
The Company has excluded these items from its adjusted financial measures primarily because it believes these items are not indicative of the underlying performance of its business and the adjusted financial information provided is useful for investors to evaluate the comparability of the Company’s operating results and its future outlook (when reviewed in conjunction with the Company’s GAAP financial statements). A reconciliation of reported GAAP results to comparable non-GAAP results is provided in the accompanying tables.
This release includes certain constant currency financial information. Foreign currency exchange rate fluctuations affect the amount reported from translating the Company’s foreign revenue, expenses and balance sheet amounts into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results under GAAP. The Company provides constant currency information to enhance the visibility of underlying business trends, excluding the effects of changes in foreign currency translation rates. To calculate net revenue and earnings (loss) from operations on a constant currency basis, actual or forecasted results for the current-year period are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year. The constant currency calculations do not adjust for the impact of revaluing specific transactions denominated in a currency different from the functional currency of that entity when exchange rates fluctuate. However, in calculating the estimated impact of currency on our earnings (loss) per share for our actual or forecasted results, the Company estimates gross margin (including the impact of merchandise-related hedges) and expenses using the appropriate prior-year rates, translates the estimated foreign earnings at the comparable prior-year rates, and considers the year-over-year earnings impact of gains or losses arising from balance sheet remeasurement and foreign currency contracts not designated as merchandise hedges. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.
The Company includes information regarding its free cash flows in this release. The Company calculates free cash flows as cash flows from operating activities less (i) purchases of property and equipment and (ii) payments for property and equipment under finance leases. Free cash flows are not intended to be an alternative to cash flows from operating activities as a measure of liquidity, but rather to provide additional visibility to investors regarding how much cash is generated for discretionary and non-discretionary items after deducting purchases of property and equipment and payments for property and equipment under finance leases. Free cash flow information presented may not be comparable to similarly titled measures reported by other companies. A reconciliation of reported and expected GAAP cash flows from operating activities to the comparable non-GAAP free cash flow measure is provided in the accompanying tables.

Investor Conference Call
The Company will hold a conference call at 4:45 pm (ET) on March 14, 2023 to discuss the news announced in this press release. A live webcast of the conference call will be accessible at www.guess.com via the “Investor Relations” link. The webcast will be archived on the website for 30 days.
About Guess?
Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, denim, handbags, watches, eyewear, footwear and other related consumer products. Guess? products are distributed through branded Guess? stores as well as better department and specialty stores around the world. As of January 28, 2023, the Company directly operated 1,046 retail stores in the Americas, Europe and Asia. The Company’s partners and distributors operated 562 additional retail stores worldwide. As of January 28, 2023, the Company and its partners and distributors operated in approximately 100 countries worldwide. For more information about the Company, please visit www.guess.com.
Forward-Looking Statements
Except for historical information contained herein, certain matters discussed in this press release or the related conference call and webcast, including statements concerning the impacts of the ongoing conflict in Ukraine and other events impacting the markets in which we operate; statements concerning the Company’s future outlook, including with respect to the first quarter and full year of fiscal 2024; statements concerning the Company’s expectations, goals, future prospects, and current business strategies and strategic initiatives; and statements expressing optimism or pessimism about future operating results and growth opportunities are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements, which are frequently indicated by terms such as “expect,” “could,” “will,” “should,” “goal,” “strategy,” “believe,” “estimate,” “continue,” “outlook,” “plan,” “create,” “see,” and similar terms, are only expectations, and involve known and unknown risks and uncertainties, which may cause actual results in future periods to differ materially from what is currently anticipated.
Factors which may cause actual results in future periods to differ materially from current expectations include, among others: our ability to maintain our brand image and reputation; domestic and international economic or political conditions, including economic and other events that could negatively impact consumer confidence and discretionary consumer spending; sanctions and export controls targeting Russia and other impacts related to the war in Ukraine; impacts related to the COVID-19 pandemic or other public health crises; risks relating to our indebtedness; changes to estimates related to impairments, inventory and other reserves; changes in the competitive marketplace and in our commercial relationships; our ability to anticipate and adapt to changing consumer preferences and trends; our ability to manage our inventory commensurate with customer demand; the high concentration of our Americas Wholesale business; risks related to the costs and timely delivery of merchandise to our distribution facilities, stores and wholesale customers; unexpected or unseasonable weather conditions; our ability to effectively operate our various retail concepts, including securing, renewing, modifying or terminating leases for store locations; our ability to successfully and/or timely implement our growth strategies and other strategic initiatives; our ability to successfully enhance our global omni-channel capabilities; our ability to expand internationally and operate in regions where we have less experience, including through joint ventures; risks relating to our $300 million, 2.0% convertible senior notes due 2024, including our ability to settle the liability in cash; disruptions at our distribution facilities; our ability to attract and retain management and other key personnel; obligations or changes in estimates arising from new or existing litigation, income tax and other regulatory proceedings; risks related to the income tax treatment of our third quarter fiscal 2022 intra-entity transfer of intellectual property rights from certain U.S. entities to a wholly-owned Swiss subsidiary; catastrophic events or natural disasters; changes in U.S. or foreign income tax or tariff policy, including changes to tariffs on imports into the U.S.; accounting adjustments to our unaudited financial statements identified during the completion of our annual independent audit of financial statements and financial controls or from subsequent events arising after issuance of this release; risk of future non-cash asset impairments, including goodwill, right-of-use lease assets and/or other store asset impairments; violations of, or changes to, domestic or international laws and regulations; risks associated with the acts or omissions of our licensees and third party vendors, including a failure to comply with our vendor code of conduct or other policies; risks associated with cyber security incidents and other cyber security risks; risks associated with our ability to properly collect, use, manage and secure consumer and employee data; risks associated with our vendors’ ability to maintain the strength and security of information technology systems; changes in economic, political, social and other conditions affecting our foreign operations and sourcing, including the impact of currency fluctuations, global income tax rates and economic and market conditions in the various countries in which we operate; impacts of inflation and further inflationary pressures; fluctuations in quarterly performance; slowing in-person customer traffic; increases in labor costs; increases in wages; risks relating to activist investor activity; and the significant voting power of our family founders.
In addition to these factors, the economic, technological, managerial, and other risks identified in the Company’s most recent annual report on Form 10-K and other filings with the Securities and Exchange Commission, including but not limited to the risk factors discussed therein, could cause actual results to differ materially from current expectations. The current global economic climate, the ongoing conflict in Ukraine, the impact of the COVID-19 pandemic, concerns related to the current U.S. debt ceiling, possible instability in the banking system, and uncertainty surrounding potential changes in U.S. policies and regulations may amplify many of these risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:	Guess?, Inc.
Fabrice Benarouche
VP, Finance and Investor Relations
(213) 765-5578

Source:	Guess?, Inc.

Guess?, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(amounts in thousands, except per share data)

	Three Months Ended				Fiscal Year Ended
	January 28, 2023		January 29, 2022		January 28, 2023		January 29, 2022

Product sales	$793,262	97.0%	$773,265	96.7%	$2,583,913	96.2%	$2,494,922	96.3%
Net royalties	24,522	3.0%	26,670	3.3%	103,437	3.8%	96,709	3.7%
Net revenue	817,784	100.0%	799,935	100.0%	2,687,350	100.0%	2,591,631	100.0%

Cost of product sales	456,058	55.8%	429,678	53.7%	1,538,603	57.3%	1,422,126	54.9%

Gross profit	361,726	44.2%	370,257	46.3%	1,148,747	42.7%	1,169,505	45.1%

Selling, general and administrative expenses	254,496	31.1%	245,502	30.7%	893,297	33.2%	861,578	33.2%
Asset impairment charges	4,292	0.5%	55	0.0%	9,544	0.4%	3,149	0.1%
Net gains on lease modifications	(613)	(0.1%)	(700)	(0.1%)	(2,267)	(0.1%)	(259)	(0.0%)

Earnings from operations	103,551	12.7%	125,400	15.7%	248,173	9.2%	305,037	11.8%

Other income (expense):
Interest expense	(3,449)	(0.5%)	(5,533)	(0.7%)	(13,190)	(0.5%)	(23,018)	(0.9%)
Interest income	1,256	0.2%	559	0.1%	2,885	0.1%	1,881	0.1%
Other, net	894	0.1%	(18,669)	(2.3%)	(39,822)	(1.4%)	(30,171)	(1.2%)

Earnings before income tax expense	102,252	12.5%	101,757	12.8%	198,046	7.4%	253,729	9.8%

Income tax expense	3,759	0.5%	30,092	3.8%	36,502	1.4%	73,680	2.9%

Net earnings	98,493	12.0%	71,665	9.0%	161,544	6.0%	180,049	6.9%

Net earnings attributable to noncontrolling interests	2,650	0.3%	3,250	0.4%	11,934	0.4%	8,686	0.3%

Net earnings attributable to Guess?, Inc.	$95,843	11.7%	$68,415	8.6%	$149,610	5.6%	$171,363	6.6%

Net earnings per common share attributable to common stockholders:
Basic	$1.75		$1.07		$2.62		$2.65
Diluted[3]	$1.42		$1.04		$2.18		$2.57

Weighted average common shares outstanding attributable to common stockholders:
Basic	54,036		63,341		56,484		64,021
Diluted[3]	67,887		65,352		70,087		65,919

Effective income tax rate	3.7%		29.6%		18.4%		29.0%

Adjusted selling, general and administrative expenses[4]:	$254,197	31.1%	$244,587	30.6%	$885,813	33.0%	$858,926	33.1%

Adjusted earnings from operations[4]:	$107,529	13.1%	$125,670	15.7%	$262,934	9.8%	$310,579	12.0%

Adjusted net earnings attributable to Guess?, Inc.[4]:	$98,200	12.0%	$75,183	9.4%	$161,056	6.0%	$194,687	7.5%

Adjusted weighted average common shares outstanding attributable to common stockholders:
Adjusted Diluted[3,4]	55,923		65,352		58,123		65,919

Adjusted net earnings per common share attributable to common stockholders:
Adjusted Diluted[3,4]	$1.74		$1.14		$2.74		$2.92

Adjusted effective income tax rate[4]:	5.1%		25.2%		18.7%		24.8%
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See page 16 for footnotes.

Guess?, Inc. and Subsidiaries
Reconciliation of GAAP Results to Adjusted Results
(dollars in thousands)
The reconciliations of reported GAAP selling, general and administrative expenses to adjusted selling, general and administrative expenses, reported GAAP earnings from operations to adjusted earnings from operations, reported GAAP net earnings attributable to Guess?, Inc. to adjusted net earnings attributable to Guess?, Inc. and reported GAAP income tax expense to adjusted income tax expense follows:

	Three Months Ended		Fiscal Year Ended
	January 28, 2023	January 29, 2022	January 28, 2023	January 29, 2022

Reported GAAP selling, general and administrative expenses	$254,496	$245,502	$893,297	$861,578
Certain professional service and legal fees and related credits (costs)[5]	(299)	(915)	(7,484)	(2,652)

Adjusted selling, general and administrative expenses[4]	$254,197	$244,587	$885,813	$858,926

Reported GAAP earnings from operations	$103,551	$125,400	$248,173	$305,037
Certain professional service and legal fees and related (credits) costs[5]	299	915	7,484	2,652
Asset impairment charges[6]	4,292	55	9,544	3,149
Net gains on lease modifications[7]	(613)	(700)	(2,267)	(259)

Adjusted earnings from operations[4]	$107,529	$125,670	$262,934	$310,579

Reported GAAP net earnings attributable to Guess?, Inc.	$95,843	$68,415	$149,610	$171,363
Certain professional service and legal fees and related (credits) costs[5]	299	915	7,484	2,652
Asset impairment charges[6]	4,292	55	9,544	3,149
Net gains on lease modifications[7]	(613)	(700)	(2,267)	(259)
Amortization of debt discount[8]	—	2,781	—	11,125
Discrete income tax adjustments[9]	(492)	4,490	132	10,630
Income tax impact from adjustments[10]	(1,129)	(773)	(3,447)	(3,973)

Total adjustments affecting net earnings attributable to Guess?, Inc.	2,357	6,768	11,446	23,324

Adjusted net earnings attributable to Guess?, Inc.[4]	$98,200	$75,183	$161,056	$194,687

Reported GAAP income tax expense	$3,759	$30,092	$36,502	$73,680
Discrete income tax adjustments[9]	492	(4,490)	(132)	(10,630)
Income tax impact from adjustments[10]	1,129	773	3,447	3,973

Adjusted income tax expense[4]	$5,380	$26,375	$39,817	$67,023

Adjusted effective income tax rate[4]	5.1%	25.2%	18.7%	24.8%
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See page 16 for footnotes.

Guess?, Inc. and Subsidiaries
Consolidated Segment Data
(dollars in thousands)

	Three Months Ended			Fiscal Year Ended
	January 28, 2023	January 29, 2022	% change	January 28, 2023	January 29, 2022	% change
Net revenue:
Americas Retail	$244,357	$247,668	(1%)	$758,100	$759,117	(0%)
Americas Wholesale	34,475	46,915	(27%)	206,208	201,202	2%
Europe	444,320	402,239	10%	1,380,790	1,297,550	6%
Asia	70,110	76,443	(8%)	238,815	237,053	1%
Licensing	24,522	26,670	(8%)	103,437	96,709	7%
Total net revenue	$817,784	$799,935	2%	$2,687,350	$2,591,631	4%

Earnings (loss) from operations:
Americas Retail	$37,632	$42,642	(12%)	$87,184	$124,902	(30%)
Americas Wholesale	7,198	11,916	(40%)	46,266	53,731	(14%)
Europe	70,979	74,736	(5%)	159,629	174,860	(9%)
Asia	1,981	4,940	(60%)	(4,811)	(4,114)	17%
Licensing	21,618	24,149	(10%)	92,117	88,136	5%
Total segment earnings from operations	139,408	158,383	(12%)	380,385	437,515	(13%)

Corporate overhead	(32,178)	(33,628)	(4%)	(124,935)	(129,588)	(4%)
Asset impairment charges	(4,292)	(55)	7,704%	(9,544)	(3,149)	203%
Net gains on lease modifications	613	700	(12%)	2,267	259	775%
Total earnings from operations	$103,551	$125,400	(17%)	$248,173	$305,037	(19%)

Operating margins:
Americas Retail	15.4%	17.2%		11.5%	16.5%
Americas Wholesale	20.9%	25.4%		22.4%	26.7%
Europe	16.0%	18.6%		11.6%	13.5%
Asia	2.8%	6.5%		(2.0%)	(1.7%)
Licensing	88.2%	90.5%		89.1%	91.1%

GAAP operating margin for total Company	12.7%	15.7%		9.2%	11.8%
Certain professional service and legal fees and related (credits) costs[4,5]	0.0%	0.1%		0.3%	0.1%
Asset impairment charges[4,6]	0.5%	0.0%		0.4%	0.1%
Net gains on lease modifications[4,7]	(0.1%)	(0.1%)		(0.1%)	(0.0%)
Adjusted operating margin for total Company[4]	13.1%	15.7%		9.8%	12.0%
______________________________________________________________________
See page 16 for footnotes.

Guess?, Inc. and Subsidiaries
Constant Currency Financial Measures
(dollars in thousands)

	As Reported	Foreign Currency Impact	Constant Currency	As Reported	As Reported	Constant Currency
	January 28, 2023			January 29, 2022

	Three Months Ended				% change
Net revenue:
Americas Retail	$244,357	$1,534	$245,891	$247,668	(1%)	(1%)
Americas Wholesale	34,475	(195)	34,280	46,915	(27%)	(27%)
Europe	444,320	38,399	482,719	402,239	10%	20%
Asia	70,110	6,927	77,037	76,443	(8%)	1%
Licensing	24,522	—	24,522	26,670	(8%)	(8%)
Total net revenue	$817,784	$46,665	$864,449	$799,935	2%	8%

	Fiscal Year Ended
Net revenue:
Americas Retail	$758,100	$5,027	$763,127	$759,117	(0%)	1%
Americas Wholesale	206,208	1,074	207,282	201,202	2%	3%
Europe	1,380,790	184,364	1,565,154	1,297,550	6%	21%
Asia	238,815	26,302	265,117	237,053	1%	12%
Licensing	103,437	—	103,437	96,709	7%	7%
Total net revenue	$2,687,350	$216,767	$2,904,117	$2,591,631	4%	12%

Guess?, Inc. and Subsidiaries
Selected Condensed Consolidated Balance Sheet Data
(in thousands)

	January 28, 2023	January 29, 2022

ASSETS

Cash and cash equivalents	$275,765	$415,565

Receivables, net	341,939	328,856

Inventories	510,899	462,295

Other current assets	83,102	77,378

Property and equipment, net	240,355	228,765

Operating lease right-of-use assets	636,148	685,799

Other assets	337,240	356,970

Total assets	$2,425,448	$2,555,628

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current portion of borrowings and finance lease obligations	$40,380	$43,379

Current operating lease liabilities	170,192	195,516

Other current liabilities	552,480	578,979

Long-term debt and finance lease obligations	95,921	60,970

Convertible senior notes, net[8]	298,931	270,595

Long-term operating lease liabilities	528,236	582,757

Other long-term liabilities	157,403	160,289

Redeemable and nonredeemable noncontrolling interests	47,792	40,485

Guess?, Inc. stockholders’ equity	534,113	622,658

Total liabilities and stockholders’ equity	$2,425,448	$2,555,628
______________________________________________________________________
See page 16 for footnotes.

Guess?, Inc. and Subsidiaries
Condensed Consolidated Cash Flow Data
(in thousands)

	Fiscal Year Ended
	January 28, 2023	January 29, 2022

Net cash provided by operating activities	$169,188	$131,642

Net cash used in investing activities	(89,868)	(62,277)

Net cash used in financing activities	(217,190)	(97,044)

Effect of exchange rates on cash, cash equivalents and restricted cash	(1,930)	(26,101)

Net change in cash, cash equivalents and restricted cash	(139,800)	(53,780)

Cash, cash equivalents and restricted cash at the beginning of the year	415,565	469,345

Cash, cash equivalents and restricted cash at the end of the year	$275,765	$415,565

Supplemental information:

Depreciation and amortization	$61,467	$56,799

Total lease costs (excluding finance lease cost)	$300,488	$289,412

Guess?, Inc. and Subsidiaries
Reconciliation of Net Cash Provided By Operating Activities to Free Cash Flow
(in thousands)

	Fiscal Year Ended
	January 28, 2023	January 29, 2022

Net cash provided by operating activities	$169,188	$131,642

Less: Purchases of property and equipment	(89,503)	(63,521)

Less: Payments for property and equipment under finance leases	(7,503)	(7,014)

Free cash flow	$72,182	$61,107

Guess?, Inc. and Subsidiaries
Retail Store Data
Global Store and Concession Count

	Stores			Concessions
Region	Total	Directly Operated	Partner Operated	Total	Directly Operated	Partner Operated
	As of January 28, 2023

United States	240	240	—	—	—	—
Canada	62	62	—	—	—	—
Central and South America	103	69	34	29	29	—

Total Americas	405	371	34	29	29	—

Europe and the Middle East	794	560	234	54	54	—
Asia and the Pacific	409	115	294	250	129	121

Total	1,608	1,046	562	333	212	121

	As of January 29, 2022

United States	245	245	—	1	—	1
Canada	74	74	—	—	—	—
Central and South America	103	69	34	29	29	—

Total Americas	422	388	34	30	29	1

Europe and the Middle East	779	556	223	50	50	—
Asia and the Pacific	430	124	306	257	99	158

Total	1,631	1,068	563	337	178	159

Guess?, Inc. and Subsidiaries
Footnotes to Condensed Consolidated Financial Data

Footnote:

1     The Company’s outlook for the first quarter and fiscal 2024 assumes that foreign currency exchange rates remain at prevailing rates.
2     Amounts for the first quarter and full fiscal 2024 represent the exclusion of the dilutive impact of the Company’s convertible notes for adjusted diluted shares and corresponding interest expenses at stock prices below $46.88, based on the bond hedge contracts in place that will deliver shares to offset dilution. The Company excludes the dilutive impact anticipated to be recorded in those periods as such amounts are reasonably estimated. The Company has not assumed any potential share dilution related to the related warrants.
3     Prior to the adoption of ASU 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging - Contracts in Entity’s Own Equity (Subtopic 815-40), for GAAP purposes, the Company incurred dilution above the initial strike price of the Company’s convertible senior notes of $25.78. At January 29, 2022, there was no dilution related to the convertible notes for these periods.
The Company adopted ASU 2020-06 under the modified retrospective method as of January 30, 2022. On adoption, the Company prospectively utilizes the if-converted method to calculate GAAP diluted EPS. For GAAP purposes, the Company incurs dilution of the Company’s convertible senior notes based on the initial conversion rate associated with the senior notes. For the three months and fiscal year ended January 28, 2023, shares used in computing diluted EPS increased by 12.0 million shares due to the change from the treasury stock method to the if-converted method. Diluted net income per share for the three months and fiscal year ended January 28, 2023 is calculated based on GAAP net income and diluted weighted-average shares of 67.9 million and 70.1 million, respectively, which also includes the potentially dilutive effect of the Company’s stock options, restricted stock units and convertible senior notes.
For adjusted diluted shares, the Company excludes the dilutive impact of the convertible notes at stock prices below $46.88, based on the bond hedge contracts in place that will deliver shares to offset dilution. At stock prices in excess of $46.88, the Company would have an obligation to deliver additional shares in excess of the dilution protection provided by the bond hedges.
4     The adjusted results reflect the exclusion of certain professional service and legal fees and related (credits) costs, asset impairment charges, net gains on lease modifications, non-cash amortization of debt discount on the Company’s convertible senior notes, the related income tax impacts of these adjustments, as well as certain discrete income tax adjustments, where applicable. A reconciliation of actual results to adjusted results is presented in the “Reconciliation of GAAP Results to Adjusted Results.”
5     Amounts recorded represent certain professional service and legal fees and related (credits) costs which the Company otherwise would not have incurred as part of its business operations.
6     Amounts represent asset impairment charges related primarily to impairment of property and equipment and operating lease right-of-use assets related to certain retail locations resulting from under-performance and expected store closures.
7     Amounts recorded represent net gains on lease modifications related primarily to the early termination of certain lease agreements.
8     In April 2019, the Company issued $300 million principal amount of 2.00% convertible senior notes due April 15, 2024 (the “Notes”) in a private offering. Prior to the adoption of ASU 2020-06, the Company separated the Notes into liability (debt) and equity (conversion option) components. The debt discount, which represented an amount equal to the fair value of the equity component, was amortized as non-cash interest expense over the term of the Notes. The Company adopted ASU 2020-06 under the modified retrospective method as of January 30, 2022. Upon adoption, the equity component was eliminated and recorded as an adjustment to retained earnings. Prior periods are not affected.
9     Amounts represent discrete income taxes related primarily to the adjustments from an intra-entity transfer of intellectual property rights from certain U.S. entities to a wholly-owned Swiss subsidiary offset by the impacts from the additional reserve on the deferred tax benefits.
10      The income tax effect of certain professional service and legal fees and related (credits) costs, asset impairment charges, net gains on lease modifications and the amortization of debt discount was based on the Company’s assessment of deductibility using the statutory income tax rate (inclusive of the impact of valuation allowances) of the tax jurisdiction in which the charges were incurred.